[FRANKLIN TEMPLETON INVESTMENTS LOGO]

SHAREHOLDER MEETING ADJOURNED

UNTIL JUNE 5, 2015

Dear Shareholder:

We are pleased to report that at the Franklin Balance Sheet Investment Fund shareholder meeting held on April 7, 2015, your Trustee nominees were overwhelmingly elected to the Board of Trustees. We did adjourn the shareholder meeting until May 18, 2015, at which adjourned meeting shareholders of the Franklin Balance Sheet Investment Fund approved the use of a “manager of managers” structure.  The shareholder meeting has been further adjourned until June 5th in connection with an important proposal to reorganize your Fund from a Massachusetts business trust to a Delaware statutory trust. This proposal is important as it will conform the Fund’s organization structure to that of all other Franklin Templeton mutual funds. We still need additional vote participation to pass this proposal.

We have received strong support for the reorganization proposal. To date, greater than 98% of shares voted support the proposal. There are two specific factors why we have not yet obtained the requisite votes needed to pass the proposal.

First, the vote requirement for the Franklin Balance Sheet Investment Fund (along with the other series of Franklin Value Investors Trust) to pass the proposal is an "absolute majority" vote. That means more than 50% of the shares outstanding must vote in favor of the proposal. This type of vote requirement is one of the most difficult vote thresholds to meet.

Second, our Fund has a substantial number of retail shareholders. There are more than 75,000 holders who own between 100 and 2,500 shares. Historically, the retail holders do not vote their shares. In this situation, it is critical that ALL retail holders vote. We must maximize votes from the retail base.

WE ARE CLOSE TO PASSING THE PROPOSAL

Currently, approximately 44.1% of the shares outstanding have voted "FOR" the proposal. We are very close to reaching the 50%+ threshold. I am asking ALL shareholders to help support your Board of Trustees and Franklin Balance Sheet Investment Fund by voting your shares “FOR” the proposal.

YOU HAVE A NUMBER OF VOTING OPTIONS

We have made numerous attempts to reach you, including by email, postal mail and phone calls. We need you to vote as soon as possible. Once you cast your vote, you will not be called again and we will not mail additional proxy related materials to you.  You can vote online, by telephone or by signing and returning the enclosed proxy card in the return envelope provided. In order to allow you additional time to respond, the shareholder meeting has been adjourned until June 5, 2015.

If you have any questions regarding the enclosed proxy card or need assistance voting, please contact our proxy solicitor, D. F. King and Co., Inc. at 1-888-502-0385. I greatly appreciate and value your being a shareholder. Thank you in advance for your timely consideration of this matter.

Sincerely,

/s/DONALD TAYLOR

Donald Taylor, President

Franklin Value Investors Trust                                                                                                                        #FT BSI June 5